UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

Altiris, Inc.

(Name of Registrant as Specified In Its Charter)

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Filed by Altiris, Inc. Pursuant to Rule 14a-12 of the Securities Exchange Act of 1934 Subject Company: Altiris, Inc. Commission File No.: 000-49793
On March 7, 2007, Greg Butterfield, the Chief Executive Officer of Altiris, Inc. (Altiris), posted the following on an internal Altiris website to company employees who may be stockholders of Altiris.

Butterfield Blog
by Greg Butterfield
It has been two weeks since my last blog, I wanted enough time to transpire to ensure we would have something new to report before taking your time. As you know, completing the merger requires both regulatory and stockholder approvals. To obtain regulatory clearance, we’ve submitted our initial filings with the FTC and DOJ here in the U.S. and with the Federal Cartel Office in Germany for antitrust review and are now simply waiting to hear if they have any questions or concerns. If they review our filings and don’t have any concerns, they can either terminate their review (thus giving us early clearance) or they may just wait out the 30 day waiting period, which will expire in both the US and Germany by the end of March.
I am also very pleased to report that this morning we filed our definitive proxy statement with the SEC and will begin mailing the proxy in the next few days to our stockholders for the special meeting scheduled for April 4. If our stockholders approve the transaction and the antitrust regulators haven’t raised any concerns, we’d expect to close the merger sometime soon after April 4.
When we announced the signing of the Definitive Agreement, I was concerned that it would be a huge distraction on our business -that has not been the case. Over the past few weeks your focus, dedication, leadership and commitment to each other, our customers, and partners has been inspiring —THANKS!
I am sure this is not the first time you have heard this, but the only constant in our lives is change, and it is how we, both as individuals and collectively as an organization adapt to that change that truly defines us and determines our destiny. Over the past seven years we have experienced a lot of change and our success has come from our willingness to embrace change to meet the evolving needs of our customers, partners, and the competitive pressures and the changing dynamics in our market space.
As we move closer to becoming part of Symantec, it is key to our success that we continue to stay dedicated, focused, and embrace change. Some things at Altiris will stay the same when we are part of Symantec, but many things will change. I’m very excited about the opportunity to take Altiris to the next level by becoming part of Symantec. I have confidence that individually we will embrace the changes we will experience for the good of our customers, partners, fellow Altirian’s and the greater success of the company.
Additional Information

On March 7, 2007, Altiris filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) in connection with the merger. The definitive proxy statement will be mailed to the stockholders of Altiris. Before making any voting or investment decision with respect to the merger, investors and stockholders of Altiris are urged to read the proxy statement and the other relevant materials because they will contain important information about the merger, Altiris and Symantec. Investors and security holders may obtain free copies of the definitive proxy statement and other related documents (when they are available) filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Altiris at its corporate website at www.altiris.com under Company-Investor Relations or by contacting Investor Relations at Altiris, Inc. 588 W. 400 S., Lindon, UT 84042.
Altiris and its officers and directors may be deemed to be participants in the solicitation of proxies from Altiris’ stockholders with respect to the merger. A description of any interests that these officers and directors have in the merger is available in the proxy statement.